As filed with the Securities and Exchange Commission on May 12,
1997

                                            File No. 70-09033

                          UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C.  20549

          --------------------------------------------
                       AMENDMENT NO. 1 TO
               FORM U-1 APPLICATION OR DECLARATION

                              UNDER

         THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                     Mineral Energy Company
                         101 Ash Street
                  San Diego, California  92101

       (Name of company or companies filing this statement and address of principal executive offices)

                              None

(Name of top registered holding company parent of each applicant or declarant)

Richard D. Farman                       Stephen L. Baum
President and Chief                     President and Chief
  Operating Officer                     Executive Officer
Pacific Enterprises                     Enova Corporation
555 West Fifth Street, Suite 2900       101 Ash Street
Los Angeles, California 90013-1001      San Diego, CA  92101
(213) 895-5000                          (619) 696 2000


           (Name and addresses of agents for service)

          --------------------------------------------

The Commission is requested to send copies of all notices, orders and communications in connection with this Application to:

                    Ruth S. Epstein, Esq.
                    Covington & Burling
                    1201 Pennsylvania Avenue, N.W.
                    P.O. Box 7566
                    Washington, D.C.  20044-7566
                   Introduction and Explanation

          This Amendment No. 1 to the Application on Form U-1 of
Mineral Energy Company filed with the SEC on March 26, 1997, is submitted solely for the purpose of filing the following
Exhibits:



Exhibit D-1    Joint Application of Pacific,
               Enova, the Company, Pacific Sub and Enova Sub to the CPUC, filed October 30, 1996.

Exhibit D-2    Testimony of T. J. Flaherty, F. H. Ault & D.L.
               Reed before the CPUC, "Identification of Merger
               Synergies."

Exhibit D-3    Joint Petition for a Declaratory Order of Pacific
               and Enova before FERC filed December 6, 1996.

Exhibit D-4    Joint Application of Enova
               and SDG&E before FERC, filed January 27, 1997.

Exhibit D-5    Testimony of William Hieronymous before FERC,
               filed October 30, 1996.

Exhibit D-7    Letter on behalf of SDG&E to the NRC, submitted
               December 2, 1996.




                                SIGNATURE


          Pursuant to the requirements of the Public Utility
Holding Company Act of 1935, the undersigned company has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned thereunto duly authorized.



                     Mineral Energy Company




                       /s/ Stephen L. Baum
                     By______________________________
                       Stephen L. Baum, Vice President




                     Date:  May 12, 1997